UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 28, 2013

Vitran Corporation Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	001-32449	98-0358363
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

185 The West Mall, Suite 701, Toronto, Ontario, Canada		M9C 5L5
(Address of principal executive offices)		(Zip Code)

416-596-7664

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Material compensatory plan, contract or arrangement with principal executive officer

On June 28, 2013, Vitran Corporation Inc. (the “Company or “Vitran”), on the recommendation of the Company’s Compensation Committee, entered into a retention incentive agreement (the “Agreement”) with Fayaz D. Suleman, the Company’s Vice President Finance and Chief Financial Officer, for the purpose of encouraging Mr. Suleman to remain in active and dedicated employment as a key executive officer of the Company, and to further align his interests with the long-term interests of the Company’s shareholders.

Under the Agreement, Mr. Suleman is entitled to receive a bonus payment in the amount of $90,000 on December 31, 2013, if Mr. Suleman remains continuously employed as an executive officer of the Company through and including December 31, 2013. Mr. Suleman is also entitled to receive an additional bonus payment in the amount of $180,000 on April 30, 2014, if Mr. Suleman remains continuously employed as an executive officer of the Company through and including April 30, 2014.

If Mr. Suleman resigns from his employment with the Company, or is terminated for cause, prior to December 31, 2013 or April 30, 2014, Mr. Suleman will not be entitled to the applicable bonus payment. If Mr. Suleman’s employment is terminated without cause before April 30, 2014, Mr. Suleman will be entitled to both bonus payments.

The bonus payments will be in addition to any other compensation Mr. Suleman is entitled to receive from the Company.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Exhibit

10.1	Retention Incentive agreement dated June 28, 2013 between Registrant and Fayaz D. Suleman*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITRAN CORPORATION INC.

DATE: July 3, 2013	By:	/s/ William S. Deluce
William S. Deluce
Interim President and Chief Executive Officer